UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report November 10, 2014

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number 000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

CH2M HILL Companies, Ltd. (“CH2M HILL” or the “Company”) filed a Form 12b-25 with the Securities and Exchange Commission (the “SEC”) on November 10, 2014 to report that it will not timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (the “Third Quarter Form 10-Q”).  The Form 12b-25 included the following narrative:

“As a result of the ongoing review by CH2M HILL’s management and Audit Committee of the impact of the potential accounting errors described in Part III, CH2M HILL is currently unable to complete the financial statements for the three and nine month periods ended September 30, 2014, or to determine whether any changes will be required in our reported results of operations for the full year ended December 31, 2013 or any interim periods within 2013 and 2014.

The financial results described in this Part IV are preliminary and subject to adjustment.  Because CH2M HILL’s management and Audit Committee have not completed their respective reviews of the potential accounting errors described in Part III, there can be no assurance that CH2M HILL will not revise any of the preliminary financial results, expectations or estimates described in this Part IV or otherwise provided. In addition, CH2M HILL will not be in a position to conclude on the effectiveness of its disclosure controls and procedures until its review is complete.

For the three and nine month periods ended September 30, 2014, CH2M HILL expects to report a decrease in revenues and net income compared to the same periods in the prior year.  Total revenues are expected to decrease by slightly less than 10 percent primarily due to decreases in our Energy market that occurred after the quarter ended September 30, 2013 as a result of the completion of three domestic design-build power plant projects and several Canadian construction projects that are primarily gas processing and pipeline projects.    Our Facilities and Urban Environments market also experienced a decrease in revenues caused by lower demand for new projects in the electronics and manufacturing industries in our domestic regions and a decline in Middle Eastern planning support services for U.S. armed forces.  Revenues from our remaining markets have increased slightly and partially offset the decreases in the Energy and Facilities and Urban Environments markets.

For the three and nine months ended September 30, 2014, CH2M HILL expects to report a net loss for both periods in excess of $125.0 million.  This is substantially lower than the net income reported for the corresponding periods in 2013.  In addition to the impact that lower revenue volumes had on our earnings during 2014, the 2014 net loss was also impacted by significant project losses recorded during the three and nine months ended September 30, 2014.  These project losses include:

•                  CH2M HILL is involved in a power project in Australia through a consolidated 50/50 joint venture partnership with an Australian construction contractor.  Due to a variety of project and client issues, we expect to record an estimated project loss that will negatively impact our net income by approximately $85.0 million for the three and nine months ended September 30, 2014.

•                  CH2M HILL has experienced significant additional costs on a Transportation fixed price contract to design and construct roadway improvements in the southern United States.  As a result of changes in our initial cost estimates, operating income was reduced by approximately $40.0 million for the three and nine months ended September 30, 2014.

•                  During the first quarter of 2014, CH2M HILL experienced significant additional costs on a fixed-price contract within our Energy market to design and construct a new power generation facility in the northeastern United States.  These additional costs included costs related to a substantial decline in union labor productivity, poor subcontractor performance, the impacts of related schedule delays and severe weather in the northeastern United States. These costs resulted in a decrease of gross margin of $52.5 million in the first quarter of 2014, and an additional loss of approximately $10.0 million recorded during the third quarter of 2014.

•                  CH2M HILL experienced cost growth on a project in the Facilities and Urban Environments market in our Europe region primarily due to productivity issues.  These changes in estimates negatively impacted our results of operations by $17.8 million for the nine months ended September 30, 2014.

In addition, in the three month period ended September 30, 2014, CH2M HILL began to implement certain restructuring activities, including the rationalization of certain lines of business and involuntary employee terminations.  Management has determined that these restructuring activities constitute a triggering event that requires us to test goodwill for impairment.  Accordingly, we initiated an impairment test in the three month period ended September 30, 2014.  These restructuring activities also caused us to evaluate the recoverability of our intangible assets.  Based upon preliminary results, we expect to record a goodwill and intangible assets impairment charge totaling approximately $73.0 million related to our Power reporting unit within the Energy market and our Industrial and Advanced Technology and Urban Programs reporting units within our Facilities and Urban Environments market.”

A copy of the Form 12b-25 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously reported on September 9, 2014, CH2M HILL’s management has committed to a cost reduction initiative that includes a number of elements designed to help CH2M HILL reduce costs and achieve important business objectives, including enhancing client service, improving efficiency, reducing risk, creating more opportunity for profitable growth, and providing more long-term value for its stockholders.  These restructuring activities include such items as a voluntary retirement program, workforce reductions, facilities consolidations and evaluation of certain lines of business. On November 12, 2014, CH2M HILL issued a statement announcing that it intends to explore strategic alternatives for the portion of its oil, gas and chemicals business that is located in and serves the Alaska and Sakhalin Island, Russia markets.  A copy of the statement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

During the quarter ended September 30, 2014, CH2M HILL incurred $3.1 million for restructuring activities related primarily to severance costs.  We expect these activities to continue into the fourth quarter of 2014 and into 2015 and therefore expect to incur additional material restructuring costs over this period.  Once all restructuring activities are completed, we expect the activities to have aggregated costs of approximately $120 million and to result in annualized cost savings of $100 to $120 million.

Additionally, as discussed above, in the third quarter of 2014, we began to implement certain restructuring activities which include the rationalization of certain lines of business and involuntary employee terminations.  CH2M HILL management has determined that this restructuring is a triggering event for purposes of requiring us to test goodwill for impairment and, as a result, we initiated an impairment test in the third quarter of 2014.  We have completed step one of the impairment test for each reporting unit and have determined that it was more likely than not that the carrying value of certain operating units was above their fair values.  Accordingly, we have performed a preliminary assessment of step two in the process to determine the amount of the potential goodwill impairment.  Based upon these preliminary results, CH2M HILL recorded a non-cash, goodwill impairment loss of $64.2 million, of which $36.4 million related to our Power reporting unit within the Energy market and $27.8 million related to our Industrial and Advanced Technology and Urban Programs reporting units within our Facilities and Urban Environments market.  Additionally, we identified an impairment in our trade name intangibles of $9.1 million, related to our Power reporting unit within the Energy market.  In the fourth quarter of 2014, we will perform step two of the impairment test for the Energy, Industrial and Advanced Technology and Urban Programs markets which could result in additional adjustments to the goodwill impairment loss included in the Consolidated Statements of Operations.

Item 2.06 Material Impairments.

The disclosures above in Item 2.05 of this Form 8-K relating to the restructuring activities are incorporated by reference into this Item 2.06.

Item 8.01.  Other Events.

CH2M HILL’s Next Internal Market Trade

As previously reported, the CH2M HILL internal market trade dates are determined by the CH2M HILL Board of Directors. Generally, there are four trade dates each year on a quarterly basis. All sales of CH2M HILL common stock on the internal market are made at a price determined by the Board of Directors pursuant to a valuation methodology as disclosed in the CH2M HILL prospectus dated March 23, 2010 as referred to below. The last internal market trade date was September 26, 2014.

On November 10, 2014, CH2M HILL filed a Form 12b-25 with the SEC to announce that it will not timely file its Third Quarter Form 10-Q.  As a result of the delay in the filing of the Third Quarter Form 10-Q, CH2M HILL’s Board of Directors and management have decided to delay finalization and announcement of the next internal market trade date and the stock price until the Third Quarter 10-Q is filed with the SEC and available to stockholders and employees.  At that time the Board of Directors will determine and disclose the price of the stock for the next internal market trade date, and confirm or reset the scheduled trade date.

For an explanation of the factors and values used by the CH2M HILL Board of Directors in setting the price of the common stock and in making the determination whether to participate in the internal market by purchasing shares of common stock in order to offset, or partially offset, an excess of sell orders over buy orders, see the section titled “INTERNAL MARKET INFORMATION — Stock Price Determined by Board of Directors” in the CH2M HILL prospectus dated March 23, 2010, as amended by the Current Report on Form 8-K filed with the United States Securities and Exchange Commission on August 15, 2014, which can be found at http://www.sec.gov or by calling CH2M HILL at (303) 771-0900. For an explanation of CH2M HILL’s historical financial performance, see CH2M HILL’s financial information included in CH2M HILL’s annual and quarterly reports filed with the SEC, which may be accessed at http://www.sec.gov.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1              Form 12b-25 filed by CH2M HILL on November 10, 2014

Exhibit 99.2              CH2M HILL Statement issued November 12, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: November 17, 2014	By:	/s/ Gary L. McArthur
Gary L. McArthur
Executive Vice President & Chief Financial Officer